Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of November 30, 2015
among
CRAFT BREW ALLIANCE, INC.,
as the Borrower,
THE SUBSIDIARIES OF THE BORROWER PARTY HERETO,
as the Guarantors
and
BANK OF AMERICA, N.A.,
as the Lender

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5.14	Solvency	47
5.15	Casualty, Etc	47
5.16	Sanctions Concerns and Anti-Corruption Laws	47
5.17	Responsible Officers	47
5.18	Collateral Representations	47
5.19	Intellectual Property; Licenses, Etc	47
5.20	Labor Matters	48
ARTICLE VI	AFFIRMATIVE COVENANTS	48
6.01	Financial Statements	48
6.02	Certificates; Other Information	49
6.03	Notices	50
6.04	Payment of Obligations	51
6.05	Preservation of Existence, Etc	51
6.06	Maintenance of Properties	52
6.07	Maintenance of Insurance	52
6.08	Compliance with Laws	52
6.09	Books and Records	53
6.10	Inspection Rights	53
6.11	Use of Proceeds	53
6.12	A-B Agreements	53
6.13	Covenant to Guarantee Obligations	53
6.14	Covenant to Give Security	54
6.15	Further Assurances	54
6.16	Compliance with Terms of Leaseholds	55
6.17	Compliance with Environmental Laws	55
6.18	Preparation of Environmental Reports	55
6.19	Anti-Corruption Laws	55
6.20	Post-Closing Obligations	55

ARTICLE VII	NEGATIVE COVENANTS	56
7.01	Liens	56
7.02	Indebtedness	57
7.03	Investments	58
7.04	Fundamental Changes	58
7.05	Dispositions	59
7.06	Restricted Payments	59
7.07	Change in Nature of Business	60
7.08	Transactions with Affiliates	60
7.09	Burdensome Agreements	60
7.10	Use of Proceeds	60
7.11	Financial Covenants	60
7.12	Amendments of Organization Documents and A-B Agreements; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes	61
7.13	Sale and Leaseback Transactions	61
7.14	Prepayments, Etc. of Indebtedness	61

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7.15	Sanctions	61
7.16	Anti-Corruption Laws	61
ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	61
8.01	Events of Default	61
8.02	Remedies upon Event of Default	63
8.03	Application of Funds	64
ARTICLE IX	MISCELLANEOUS	64
9.01	Amendments, Etc	64
9.02	Notices; Effectiveness; Electronic Communications	64
9.03	No Waiver; Cumulative Remedies; Enforcement	65
9.04	Expenses; Indemnity; Damage Waiver	66
9.05	Payments Set Aside	67
9.06	Successors and Assigns	67
9.07	Treatment of Certain Information; Confidentiality	67
9.08	Right of Setoff	68
9.09	Interest Rate Limitation	68
9.10	Counterparts; Integration; Effectiveness	69
9.11	Survival of Representations and Warranties	69
9.12	Severability	69
9.13	Governing Law	69
9.14	Dispute Resolution Provision	70
9.15	Subordination	71
9.16	No Advisory or Fiduciary Responsibility	71
9.17	Electronic Execution of Assignments and Certain Other Documents	72
9.18	USA PATRIOT Act Notice	72

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BORROWER PREPARED SCHEDULES
Schedule 1.01(b)    Responsible Officers
Schedule 7.01    Existing Liens
Schedule 7.02    Existing Indebtedness
Schedule 7.03    Existing Investments

LENDER PREPARED SCHEDULES

Schedule 1.01(a)    Certain Addresses for Notices
Schedule 1.01(c)    Existing Letters of Credit
Schedule 2.06            Term Loan Repayment Schedule
Schedule 6.20            Post-Closing Obligations

EXHIBITS

Exhibit A    Form of Compliance Certificate
Exhibit B    Form of Loan Notice
Exhibit C    Form of Permitted Acquisition Certificate
Exhibit D    Form of Solvency Certificate
Exhibit E    Form of Notice of Loan Prepayment

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AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of November 30, 2015, among CRAFT BREW ALLIANCE, INC., a Washington corporation (the “Borrower”), the Guarantors (defined herein), and BANK OF AMERICA, N.A., as the Lender.
PRELIMINARY STATEMENTS:
WHEREAS, the Borrower and Bank of America, N.A., as lender (the “Existing Lender”), are parties to that certain Loan Agreement dated as of July 1, 2008 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), pursuant to which Bank of America, N.A. originally agreed to provide the Borrower with a senior credit facility, including a term loan facility, a revolving credit facility and a letter of credit subfacility.
WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Existing Credit Agreement be amended and restated to, among other things, increase the revolving credit facility, provide for periodic reductions in commitments thereunder and extend the maturity thereof, and reduce the term loan facility and extend the maturity thereof, and make certain other amendments to the Existing Credit Agreement (the “Restatement”).
WHEREAS, the Lender has agreed to the Restatement on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“A-B Agreements” mean, collectively, the A-B Distributor Agreement and the A-B Exchange Agreement.
“A-B Distributor Agreement” means that certain Amended and Restated Master Distributor Agreement, dated as of May 1, 2011, by and between the Borrower and Anheuser-Busch, LLC, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“A-B Exchange Agreement” means that certain Amended and Restated Exchange and Recapitalization Agreement, dated as of May 1, 2011, by and between the Borrower and Anheuser-Busch, LLC, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“AAA” has the meaning specified in Section 9.14(c).
“Act” has the meaning specified in Section 9.14(b).
“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another

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Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.
“Adjustment Date” means, with respect to any Eurodollar Fixed Rate Loan, the last day of each Interest Period applicable thereto.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” means this Amended and Restated Credit Agreement.
“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Leverage Ratio):

	Applicable Rate
Level	Consolidated Leverage Ratio	Eurodollar Floating Rate	Eurodollar Fixed Rate	Base Rate	Commitment Fee	Letter of Credit Fees
1	> 3.0:1.0	1.75	1.75	0.75	0.30	1.75
2	< 3.0:1.0 but > 2.5:1.0	1.25	1.25	0.25	0.20	1.25
3	< 2.5:1.0 but > 2.0:1.0	1.00	1.00	0.00	0.15	1.00
4	< 2.0:1.0	0.75	0.75	0.00	0.15	0.75

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, Pricing Level 4 shall apply unless otherwise agreed to by the Lender, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered. In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply.
Notwithstanding anything to the contrary contained in this definition, (a) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09(b) and (b) the initial Applicable Rate shall be set forth in Level 4 until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) for the first full fiscal quarter to occur following the first anniversary of the Closing Date to the Lender. Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of

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such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.
“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2014, and the related Consolidated statements of income or operations, common shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
“Authorization to Share Insurance Information” means the authorization in form and substance satisfactory to the Lender (or such other form as required by each of the Loan Party’s insurance companies).
“Autoborrow Agreement” has the meaning specified in Section 2.02(e).
“Availability Period” means, in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Facility, (ii) the date of termination of the Commitments pursuant to Section 2.05, and (iii) the date of termination of the Commitment of the Lender to make Revolving Loans and L/C Credit Extensions pursuant to Section 8.02.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus one half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Revolving Loan or the Term Loan that, pursuant to Section 3.02 or Section 3.03, as the case may be, bears interest based on the Base Rate.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Account” has the meaning specified in Section 2.10.
“Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Fixed Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01(b).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

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“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Lender, as collateral for L/C Obligations or the Obligations, (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Lender, and/or (c) if the Lender shall agree, in its sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;
(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is the Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;
(c)    commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime‑1” (or the then equivalent grade) by Moody’s or at least “A‑1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof; and
(d)    Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

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“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    any individual(s) or entity(s) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such individual(s) or entity(s) or group has the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities.
“Claim” has the meaning specified in Section 9.14(a).
“Class Action Waiver” has the meaning specified in Section 9.14(h).
“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.01.
“Code” means the Internal Revenue Code of 1986.

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“Collateral” means all of the “Collateral” and the “Russell Street Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Lender for the benefit of the Secured Parties.
“Collateral Documents” means, collectively, the Security Agreement, each Security Agreement Joinder, the Russell Street Property Mortgage, any related Mortgaged Property Support Documents, the Guaranty, each Guaranty Joinder, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Lender pursuant to Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Lender for the benefit of the Secured Parties.
“Commitment” means the Term Commitment or the Revolving Commitment, as the context may require.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A.
“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.
“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, (a) Consolidated Net Income for the most recently completed Measurement Period plus (b) the following to the extent deducted in calculating such Consolidated Net Income (without duplication): (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes payable and (iii) depreciation and amortization expense and (iv) non-cash charges and losses less (c) without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such period non-cash gains.
“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA less, in each case for the most recently completed Measurement Period, (i) Maintenance Capital Expenditures, less (ii) cash taxes less (iii) the aggregate amount of all Restricted Payments to (b) the sum of (i) the aggregate principal amount of all regularly scheduled principal payments of Consolidated Funded Indebtedness of or by the Borrower and its Subsidiaries plus (ii) Consolidated Interest Charges paid in cash.
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) the maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); and (e) all Attributable Indebtedness.
“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money

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(including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.
“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) any extraordinary gain (or loss) incurred during such Measurement Period and (b) any income (or loss) for such Measurement Period from Dispositions permitted under Section 7.05.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (a) the value of the Equity Interests of the Borrower or any Subsidiary to be transferred in connection with such Acquisition, (b) the amount of any cash and fair market value of other property (excluding property described in clause (a) and the unpaid principal amount of any debt instrument) given as consideration in connection with such Acquisition and (c) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition. For purposes of determining the Cost of Acquisition for any transaction, the Equity Interests of the Borrower shall be valued in accordance with GAAP.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to six percent (6%) in excess of the rate otherwise applicable thereto and (b) with respect to

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any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans plus six percent (6%), in each case, to the fullest extent permitted by applicable Law.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.
“Dispute Resolution Provision” has the meaning specified in Section 9.14.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Equity Issuance” means, any issuance by any Loan Party or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any

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issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests and (d) any issuance by the Borrower of its Equity Interests as consideration for a Permitted Acquisition. The term “Equity Issuance” shall not be deemed to include any Disposition.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (g) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.
“Eurodollar Fixed Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Lender, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) as determined for each Adjustment Date at approximately 11:00 a.m. London time two (2) London Banking Days prior to the Adjustment Date for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, as adjusted from time to time in the Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;
provided that to the extent a comparable or successor rate is approved by the Lender in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Lender, then such approved rate shall be applied in a manner as otherwise reasonably determined by the Lender.

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Notwithstanding the foregoing, for purposes of this Agreement, the Eurodollar Rate shall in no event be less than 0% at any time.
“Eurodollar Fixed Rate Loan” means a Loan that bears interest at the Eurodollar Fixed Rate.
“Eurodollar Floating Rate” means a fluctuating rate of interest equal to the rate per annum equal to LIBOR, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) as determined for each banking day at or about 11:00 a.m. London time two (2) Business Days prior to the date in question, for Dollar deposits (for delivery on the first day of such Interest Period) with a term of one (1) month commencing that day; provided that if such rate is not available at such time for any reason, then such rate will be determined by such alternate method as reasonably selected by the Lender.
“Eurodollar Floating Rate Loan” means a Loan that bears interest at the Eurodollar Floating Rate.
“Eurodollar Rate” means both the Eurodollar Floating Rate and the Eurodollar Fixed Rate, as the context may require.
“Eurodollar Rate Loans” means both the Eurodollar Floating Rate Loans and the Eurodollar Fixed Rate Loans, collectively or individually, as the context may require.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Property” means, with respect to any Loan Party, (a) any owned or leased real property which is located outside of the United States, unless requested by the Lender, (b) unless requested by the Lender, any trademarks, copyrights and patentable inventions and processes for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) unless requested by Lender, any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, and (d) any property which, subject to the terms of Section 7.02(c), is subject to a Lien of the type described in Section 7.01(i) pursuant to documents that prohibit such Loan Party from granting any other Liens in such property.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.11 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.
“Existing Credit Agreement” has the meaning specified in the recitals hereto.

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“Existing Lender” has the meaning specified in the recitals hereto.
“Existing Letters of Credit” means those letters of credit outstanding immediately prior to the effectiveness of this Agreement, as more particularly described on Schedule 1.01(c).
“Existing Stock Incentive Plans” means, collectively and individually, as the context may require, the 2002 Stock Option Plan, the 2007 Stock Incentive Plan, the 2010 Stock Incentive Plan and the 2014 Stock Incentive Plan, in each case, maintained by the Borrower and pursuant to which stock-based awards are, or have been, granted to employees and non-employee directors of the Borrower, as amended from time to time.
“Facility” means the Term Loan or the Revolving Facility, as the context may require.
“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Lender shall have been made).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Lender.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Funding Indemnity Letter” means a funding indemnity letter in form and substance reasonably acceptable to the Lender.
“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

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“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning set forth in Section 9.01.
“Guarantors” means, collectively, (a) Kona Brewing Co., LLC, a Hawaii limited liability company, (b) Kona Brewery LLC, a Hawaii limited liability company, (c) such other Subsidiaries of the Borrower as may from time to time become parties to the Guaranty pursuant to Section 6.13 and (d) the Borrower with respect to Secured Obligations owing by any Loan Party arising under Secured Cash Management Agreements and Secured Hedge Agreements and any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 9.01 and 9.11) under the Guaranty.
“Guaranty” means that certain Amended and Restated Continuing and Unconditional Guaranty, dated as of the Closing Date, executed in favor of the Lender by each of the Guarantors thereunder from time to time, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Guaranty Joinder” means a joinder agreement to the Guaranty, in form and substance satisfactory to the Lender, executed and delivered in accordance with the provisions of Section 6.13 or Section 6.20, as the case may be.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.
“Honor Date” has the meaning set forth in Section 2.03(c).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

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(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under standby letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(e)    all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person; and
(f)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnitees” has the meaning specified in Section 9.04(b).
“Information” has the meaning specified in Section 9.07(a).
“Interest Payment Date” means the first Business Day of each month after the Closing Date commencing with December 1, 2015 and the Maturity Date of the Facility under which such Loan was made.
“Interest Period” means, as to each Eurodollar Fixed Rate Loan, the period commencing on the date such Eurodollar Fixed Rate Loan is disbursed or converted to or continued as a Eurodollar Fixed Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that, in each case:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

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“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Lender and the Borrower (or any Subsidiary) or in favor of the Lender and relating to such Letter of Credit.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” means Bank of America, N.A. and its successors and assigns.
“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Lender may from time to time notify the Borrower; which office may include any Affiliate of the Lender or any domestic or foreign branch of the Lender or such Affiliate.

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“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.
“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect for the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(g).
“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $2,500,000 and (b) the Revolving Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.
“LIBOR” has the meaning specified in the definition of Eurodollar Rate.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by the Lender to the Borrower under Article II in the form of the Term Loan or a Revolving Loan.
“Loan Documents” means, collectively, (a) this Agreement, (b) each Collateral Document, (c) each Issuer Document, and (d) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.11 (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement).
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Eurodollar Rate Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit B or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Maintenance Capital Expenditures” means Capital Expenditures made in connection with normal replacement and maintenance programs properly charged to current operations in an aggregate amount of $3,000,000 per fiscal year.
“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects

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of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Maturity Date” means (a) with respect to the Revolving Facility, November 30, 2020 and (b) with respect to the Term Loan, September 30, 2023; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Borrower (or, for purposes of determining Pro Forma Compliance, the most recently completed four (4) fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.01) or, if fewer than four (4) consecutive fiscal quarters of the Borrower have been completed since the Closing Date, the fiscal quarters of the Borrower that have been completed since the Closing Date (or, for purposes of determining Pro Forma Compliance, if financial statements have been delivered pursuant to Section 6.01 for fewer than four (4) consecutive fiscal quarters of the Borrower since the Closing Date, the fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.01 since the Closing Date).
“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.11(a)(i) or (a)(ii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (d) otherwise, an amount determined by Lender.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgaged Property Support Documents” means with respect to the Russell Street Property, the deliveries and documents furnished to the Lender in connection with the entering into of the Existing Credit Agreement.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Equity Issuance, or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Lender) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non cash consideration received by any Loan Party or any Subsidiary in any Disposition, Equity Issuance, or Involuntary Disposition.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit E or such other form as may be approved by the Lender (including any form

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on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, or Letter of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).
“Outstanding Amount” means (a) with respect to the Term Loan and Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Term Loan and Revolving Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

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“Permitted Acquisition” means an Acquisition by a Loan Party (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is of another craft brewer (or assets thereof, or assets generally used in the craft brewing industry), in each case so long as:
(a)    no Default shall then exist or would exist after giving effect thereto;
(b)    the Loan Parties shall demonstrate to the reasonable satisfaction of the Lender that, after giving effect to the Acquisition on a Pro Forma Basis, the Loan Parties are in Pro Forma Compliance;
(c)    the Lender shall have received (or shall receive in connection with the closing of such Acquisition) a first priority perfected security interest in all property (including, without limitation, Equity Interests) acquired with respect to the Target in accordance with the terms of Section 6.13 and the Target, if a Person, shall have executed a Guaranty Joinder and a Security Agreement Joinder in accordance with the terms of Section 6.13;
(d)    the Lender shall have received at least thirty (30) days prior to the consummation of such Acquisition (i) a description of the material terms of such Acquisition, (ii) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, (iii) consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to such Acquisition), and (iv) not less than five (5) Business Days prior to the consummation of any Permitted Acquisition with a purchase price in excess of $10,000,000, a certificate substantially in the form of Exhibit C, executed by a Responsible Officer of the Borrower certifying that such Permitted Acquisition complies with the requirements of this Agreement;
(e)    such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Target; and
(f)    after giving effect to such Acquisition and any Borrowings made in connection therewith, the aggregate principal amount of Revolving Loans available to be borrowed under Section 2.01(b) hereof shall be at least $5,000,000.
“Permitted Liens” has the meaning set forth in Section 7.01.
“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; and (e) the sale or disposition of Cash Equivalents for fair market value.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

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“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Pledged Equity” has the meaning specified in the Security Agreement.
“Prior Loan Documents” has the meaning set forth in Section 1.08(c).
“Pro Forma Basis” and “Pro Forma Effect” means, for any Disposition of all or substantially all of a division or a line of business or for any Acquisition, whether actual or proposed, for purposes of determining compliance with the financial covenants set forth in Section 7.11, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period, and the following pro forma adjustments shall be made:
(a)    in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period;
(b)    in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period;
(c)    interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period; and
(d)    any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period.
“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Default after giving Pro Forma Effect, based upon the results of operations for the most recently completed Measurement Period to (a) such transaction and (b) all other transactions which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant Measurement Period.
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Reduction Amount” has the meaning set forth in Section 2.04(b)(viii).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

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“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of the Term Loan or Revolving Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Lender, appropriate authorization documentation, in form and substance satisfactory to the Lender.
“Restatement” has the meaning specified in the recitals hereto.
“Restricted Payment” means (a) any dividend or other distribution direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding.
“Revolving Commitment” means the Lender’s obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(b) and (b) issue Letters of Credit for the account of the Borrower pursuant to Section 2.03. The Revolving Commitment on the Closing Date shall be $40,000,000.
“Revolving Facility” means, at any time, the aggregate amount of the Lender’s Revolving Commitments at such time.
“Revolving Loan” has the meaning specified in Section 2.01(b).
“Russell Street Property” means that certain real property located at 924 North Russell Street, Portland, Oregon 97227.
“Russell Street Property Mortgage” means that certain Commercial Deed of Trust, Assignment, Security Agreement and Fixture Filing dated December 28, 2007, made by Widmer Brothers Brewing Company, an Oregon corporation, as grantor, recorded December 31, 2007, in Multnomah County, Oregon, under recording number 2007-220398, as modified from time to time.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

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“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Agreement” means any Cash Management Agreement between the any Loan Party and the Lender or an Affiliate of the Lender.
“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract permitted under Article VI or VII between any Loan Party and any of its Subsidiaries and the Lender or an Affiliate of the Lender.
“Secured Obligations” means (a) in the case of the Borrower, (i) all Obligations, (ii) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements and (iii) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) in the case of any Guarantor, such Guarantor’s Guaranteed Obligations; provided that Secured Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.
“Secured Parties” means, collectively, the Lender, the Affiliates of the Lender party to Secured Cash Management Agreements and Secured Hedge Agreements and the Indemnitees.
“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.
“Security Agreement” means that certain Amended and Restated Security Agreement, dated as of the Closing Date, executed in favor of the Lender by each of the Grantors thereunder from time to time, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Security Agreement Joinder” means a joinder agreement to the Security Agreement, in form and substance satisfactory to the Lender, executed and delivered in accordance with the provisions of Section 6.13.
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of such date, determined in accordance with GAAP.
“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit D.

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“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.11).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a

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borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Target” has the meaning set forth in the definition of “Permitted Acquisition.”
“Term Commitment” means the Term Loan made to the Borrower pursuant to Section 2.01(a). The aggregate principal amount of the Term Commitment as in effect on the Closing Date shall be $10,107,743.
“Term Loan” has the meaning set forth in Section 2.01(a).
“Threshold Amount” means $500,000.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations.
“Type” means, with respect to a Loan described in Section 2.01, its character as a Eurodollar Floating Rate Loan or a Eurodollar Fixed Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of Oregon; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Oregon, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c).
“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States and that is not a CFC.
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

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1.02	Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall

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provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
(c)    Pro Forma Treatment. Each Disposition of all or substantially all of a line of business, and each Acquisition, by the Borrower and its Subsidiaries that is consummated during any Measurement Period shall, for purposes of determining compliance with the financial covenants set forth in Section 7.11 and for purposes of determining the Applicable Rate, be given Pro Forma Effect as of the first day of such Measurement Period.

1.04	Rounding.
Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day; Rates.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

1.06	Letter of Credit Amounts.
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07	UCC Terms.
Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
1.08    Amendment and Restatement. In order to facilitate the Restatement and otherwise to effectuate the desires of the Loan Parties and the Lender:
(a)    Simultaneously with the Closing Date, the parties hereby agree that the Commitments shall be as set forth herein.

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(b)    The Borrower and the Lender hereby agree that upon the effectiveness of this Agreement and the Restatement, the terms and provisions of the Existing Credit Agreement which in any manner govern or evidence the Obligations, the rights and interests of the Lender and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing Credit Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.
(c)    Notwithstanding this amendment and restatement of the Existing Credit Agreement, including anything in this Section 1.08, and in any related “Loan Documents” (as such term is defined in the Existing Credit Agreement and referred to herein, individually or collectively, as the “Prior Loan Documents”), (i) all of the indebtedness, liabilities and obligations owing by any Loan Party under the Existing Credit Agreement and other Prior Loan Documents shall continue as Obligations hereunder and all indebtedness, liabilities and obligations of any Person other than a Loan Party under the Existing Credit Agreement and other Prior Loan Documents shall continue as obligations of such Person hereunder, and (ii) each of this Agreement and any other Loan Document (as defined herein) that is amended and restated in connection with this Agreement is given as a substitution of, and not as a payment of, the indebtedness, liabilities and obligations of the Borrower under the Existing Credit Agreement or any Prior Loan Document and neither the execution and delivery of such documents nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Existing Credit Agreement or of any of the other Prior Loan Documents or any obligations thereunder. Upon the effectiveness of this Agreement, all Loans owing by the Borrower and outstanding under the Existing Credit Agreement shall continue as Loans hereunder and shall constitute advances hereunder, and all Letters of Credit outstanding under the Existing Credit Agreement and any of the Prior Loan Documents shall continue as Letters of Credit hereunder. The “Term Loan” under the Existing Credit Agreement (as defined therein) shall accrue interest at the Eurodollar Floating Rate hereunder and the parties hereto agree that the Interest Periods for all outstanding amounts under the “Line of Credit” under the Existing Credit Agreement (as defined therein) on the Closing Date shall remain in effect without renewal, interruption or extension as Eurodollar Floating Rate Loans under this Agreement and accrue interest at the Eurodollar Floating Rate hereunder; provided, that on and after the Closing Date, the Applicable Rate applicable to any Loan or Letter of Credit hereunder shall be as set forth in the definition of Applicable Rate in Section 1.01, without regard to any margin applicable thereto under the Existing Credit Agreement prior to the Closing Date.
ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01	Loans.
(d)    Term Borrowing. Subject to the terms and conditions set forth herein, the Lender has made a term loan (the “Term Loan”) to the Borrower, in Dollars, in an amount to equal the Term Commitment. Amounts repaid or prepaid on the Term Loan may not be reborrowed. The Term Loan may be a Eurodollar Floating Rate Loan or, at the Borrower’s option, a Eurodollar Fixed Rate Loan, as further provided herein.
(e)    Borrowings. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Revolving Commitment; provided, however, that after giving effect to any Borrowing, the Total Revolving Outstandings shall not exceed the Revolving Facility. Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans, prepay under Section 2.04, and reborrow under

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this Section 2.01(b). Revolving Loans may be Eurodollar Floating Rate Loans or, at the Borrower’s option, Eurodollar Fixed Rate Loans, as further provided herein.

2.02	Borrowings, Conversions and Continuations of Loans.
(d)    Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Lender of a Loan Notice. Each such notice must be received by the Lender not later than 11:00 a.m. three (3) Business Days prior to the requested date of any Borrowing, conversion between Types, or continuation of Eurodollar Rate Loans. Each Borrowing, conversion between Types, or continuation of Eurodollar Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of the Term Loan, if less, the entire principal thereof then outstanding). Each Loan Notice (whether telephonic or written) shall specify (A) the applicable Facility and whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under such Facility, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or fails to specify an Interest Period, or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Eurodollar Floating Rate Loans. Any such automatic conversion to Eurodollar Floating Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.
(e)    Advances. Following receipt of a Loan Notice for a Facility, upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Lender shall make the requested funds available to the Borrower either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.
(f)    Eurodollar Rate Loans. Except as otherwise provided herein, a Eurodollar Fixed Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Fixed Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Fixed Rate Loans without the consent of the Lender, and the Lender may demand that any or all of the outstanding Eurodollar Fixed Rate Loans be converted immediately to Eurodollar Floating Rate Loans.
(g)    Interest Periods. After giving effect to all conversions of the Term Loan from one Type to the other, and all continuations of the Term Loan as the same Type, there shall not be more than 5 Interest Periods in effect in respect of the Term Loan. After giving effect to all Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than 5 Interest Periods in effect in respect of the Revolving Facility.
(h)    Autoborrow. Notwithstanding anything contained herein to the contrary, in order to facilitate borrowings, the Borrower and the Lender may mutually agree to, and are hereby authorized to, enter into an autoborrow agreement in form and substance satisfactory to the Lender (the “Autoborrow Agreement”) providing for the automatic advance by the Lender of Revolving Loans under the conditions set forth in such agreement, which shall be in addition to the conditions set forth herein. At any time an Autoborrow Agreement is in effect,

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the requirements for Revolving Loan borrowings set forth herein shall not apply, and all Revolving Loan borrowings shall be made in accordance with the Autoborrow Agreement.

2.03	Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, the Lender agrees (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (B) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Revolving Facility and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and deemed L/C Obligations, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(ii)    The Lender shall not be under any obligation to issue any Letter of Credit if:
(A)    subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Lender has approved such expiry date; or
(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Lender has approved such expiry date.
(C)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing the Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;
(D)    the issuance of the Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally;
(E)    except as otherwise agreed by the Lender, the Letter of Credit is in an initial stated amount less than $100,000;
(F)    the Letter of Credit is to be denominated in a currency other than Dollars; or

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(G)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iii)    The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the Lender, by personal delivery or by any other means acceptable to the Lender. Such Letter of Credit Application must be received by the Lender not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Lender may require. Additionally, the Borrower shall furnish to the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Lender may require.
(ii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Lender to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Lender, the Borrower shall not be required to make a specific request to the Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lender shall permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Lender shall not permit any such extension if (A) the Lender has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B)

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it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and directing the Lender not to permit such extension.
(c)    Drawings and Reimbursements. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify the Borrower thereof. Not later than 11:00 a.m. on the date of any payment by the Lender under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Lender in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Lender by such time, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans. Any notice given by the Lender pursuant to this Section 2.03(c) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(d)    Obligations Absolute. The obligation of the Borrower to reimburse the Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by the Lender of any requirement that exists for the Lender’s protection and not the protection of the Borrower or any waiver by the Lender which does not in fact materially prejudice the Borrower;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by the Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)    any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-

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possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.
(e)    Role of the Lender. The Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Lender, any of its Related Parties nor any correspondent, participant or assignee of the Lender shall be liable or responsible for any of the matters described in Section 2.03(d). In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(f)    Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the Lender shall not be responsible to the Borrower for, and the Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(g)    Letter of Credit Fees. The Borrower shall pay to the Lender a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (A) due and payable on the first Business Day following each fiscal quarter end, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and

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thereafter on demand and (B) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(h)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(i)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04	Prepayments.
(a)    Optional. The Borrower may, upon notice to the Lender pursuant to delivery to the Lender of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay the Term Loan and Revolving Loans in whole or in part without premium or penalty subject to Section 3.05; provided that, unless otherwise agreed by the Lender (A) such notice must be received by Lender not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Floating Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding amount of the Term Loan pursuant to this Section 2.04(a) shall be applied to the principal repayment installments thereof in inverse order of maturity.
(b)    Mandatory.
(i)    Equity Issuance. Immediately upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Equity Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that this Section 2.04(b)(i) shall not apply to any Equity Issuance by the Borrower of its Equity Interests pursuant to the Existing Stock Incentive Plans; provided, further, that the Borrower shall not be required to make any such payment under this clause (b)(i) if the Consolidated Leverage Ratio is less than or equal to 3.00 to 1.00 before and after giving effect to the issuance of such Equity Issuance.
(ii)    Application of Payments. Each prepayment of Loans pursuant to the foregoing provisions of Section 2.04(b)(i) shall be applied, first, to the principal repayment installments of the Term Loan in inverse order of maturity, including, without limitation, the final principal repayment installment on the Maturity Date and, second, to the Revolving Facility in the manner set forth in clause (iv) of Section 2.04(b).

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(iii)    Revolving Outstandings. If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the Borrower shall immediately prepay Revolving Loans (together with all accrued but unpaid interest thereon) and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b)(iii) unless, after the prepayment of the Revolving Loans, the Total Revolving Outstandings exceed the Revolving Facility at such time.
(iv)    Application of Other Payments. Prepayments of the Revolving Facility made pursuant to this Section 2.04(b), first, shall be applied to the outstanding Revolving Loans, and, second, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Facility required pursuant to clause (i) of this Section 2.04(b), the amount remaining, if any, after the prepayment in full of all Revolving Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business, and the Revolving Facility shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.05(b)(ii). Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party that has provided Cash Collateral) to reimburse the Lender.
Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.04(b) shall be applied first, to Base Rate Loans, if any, second, to Eurodollar Fixed Rate Loans, if any, in direct order of Interest Period maturities, and third, to Eurodollar Floating Rate Loans. All prepayments under this Section 2.04(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.05	Termination or Reduction of Commitments.
(a)    Optional. The Borrower may, upon notice to the Lender, terminate the Revolving Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.
(b)    Mandatory.
(ix)    The aggregate Term Commitments shall be automatically and permanently reduced to zero on the Closing Date.
(x)    The Revolving Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Loans outstanding thereunder is required to be made pursuant to Section 2.04(b)(i) or (ii) by an amount equal to the applicable Reduction Amount.

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(xi)    If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.05, the Letter of Credit Sublimit exceeds the Revolving Facility at such time, the Letter of Credit Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
(c)    Payment of Fees. All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.
(d)    Reducing Revolving Commitments. On the last day of each fiscal quarter commencing with the first full fiscal quarter after the second anniversary of the Closing Date, the Revolving Facility shall, in each instance, be reduced by $625,000.
(e)    Application of Reductions. To the extent that the Commitment is reduced pursuant to this Section 2.05 other than as set forth in Section 2.05(d) above, such reduction shall reduce the amount of the Revolving Commitment scheduled to terminate on the Facility Termination Date until such amount equals 0 and thereafter shall reduce the quarterly reductions set forth in Section 2.05(d) above in the inverse order thereof.

2.06	Repayment of Loans.
(a)    Term Loan. The Borrower shall repay to the Lender the aggregate principal amount of the Term Loan outstanding on the dates, and in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04), set forth on Schedule 2.06, unless accelerated sooner pursuant to Section 8.02;

provided, however, that (i) the final principal repayment installment of the Term Loan shall be repaid on the Maturity Date for the Term Loan and in any event shall be in an amount equal to the aggregate principal amount of the Term Loan outstanding on such date and (ii) (A) if any principal repayment installment to be made by the Borrower (other than principal repayment installments on Eurodollar Rate Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (B) if any principal repayment installment to be made by the Borrower on a Eurodollar Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.
(b)    Revolving Loans. The Borrower shall repay to the Lender on the Maturity Date for the Revolving Facility the aggregate principal amount of all Revolving Loans outstanding on such date.

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2.07	Interest and Default Rate.
(d)    Interest. Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date pursuant to Section 2.02 at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable conversion date pursuant to Section 3.02 or Section 3.03, as the case may be, at a rate per annum equal to the Base Rate plus the Applicable Rate.
(e)    Default Rate.
(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Lender, while any Event of Default exists (including a payment default), all outstanding Obligations (including Letter of Credit Fees) may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(f)    Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08	Fees.
In addition to certain fees described in subsection (g) of Section 2.03:
(a)    Commitment Fee. The Borrower shall pay to the Lender a commitment fee equal to the Applicable Rate times the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

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(b)    Other Fees. The Borrower shall pay to the Lender such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10, bear interest for one (1) day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Subsidiaries or for any other reason, the Borrower or the Lender determines that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Lender promptly on demand by the Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Lender under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

2.10	Payments Generally.
All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. On each date when the payment of any principal, interest or fees are due hereunder or under any Loan Document, the Borrower agrees to maintain on deposit in an ordinary checking account maintained by the Borrower with the Lender (as such account shall be designated by the Borrower in a written notice to the Lender from time to time, the “Borrower Account”) an amount sufficient to pay such principal, interest or fees in full on such date. The Borrower hereby authorizes the Lender (A) to deduct automatically all principal, interest or fees when due hereunder from the Borrower Account, and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Loan Document is not made when due to deduct any such amount from any or all of the accounts of the Borrower maintained at the Lender. The Lender agrees to provide written notice to the Borrower of any automatic deduction made pursuant to this Section showing in reasonable detail the amounts of such deduction. The Lender agrees to reimburse the Borrower for any amounts deducted from such accounts in excess of amount due hereunder and under any other Loan Documents.

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2.11	Cash Collateral.
(a)    Certain Credit Support Events. If (i) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, or (ii) the Borrower shall be required to provide Cash Collateral pursuant to the terms hereof, the Borrower shall immediately following any request by the Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount.
(b)    Grant of Security Interest. The Borrower hereby grants to (and subjects to the control of) the Lender and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.11(c). If at any time the Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Lender, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Lender, pay or provide to the Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.11 or Sections 2.03, 2.04 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to secure obligations shall be released promptly following the determination by the Lender that there exists excess Cash Collateral; provided, however, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated obligations.
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.
If any payments to the Lender under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Lender. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Lender, at the time interest is paid, any additional amount which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Lender official tax receipts (or notarized copies) within thirty (30) days after the due date.

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3.02	Illegality.
If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lender’s Office to make, maintain or fund any Credit Extension whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, (a) any obligation of the Lender to make or continue Eurodollar Loans shall be suspended, and (b) the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if such notice by the Lender to the Borrower asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate until the Lender revokes such notice), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03	Inability to Determine Rates.
If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, the Lender determines that (a) deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Eurodollar Rate Loan, the Lender will promptly so notify the Borrower. Thereafter, (i) the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (ii) the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (the interest rate on which Base Rate Loans shall, if such notice by the Lender to the Borrower asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate until the Lender revokes such notice) in the amount specified therein. Notwithstanding the foregoing, in the case of such pending request, the Lender, in consultation with the Borrower, may establish an alternative interest rate for funding Loans in the applicable currency and amount, and with the same Interest Period as the Loan requested to be made, converted or continued, as the case may be in which case, such alternative rate of interest shall apply with respect to such Loans.

3.04	Increased Costs; Reserves on Eurodollar Rate Loans.
(f)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit

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extended or participated in by, the Lender (except any reserve requirement contemplated by Section 3.04(e));
(ii)    subject the Lender to any taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by the Lender or any Letter of Credit;
and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
(g)    Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or the Lender’s Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made by or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
(h)    Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(i)    Reserves on Eurodollar Rate Loans. The Borrower shall pay to the Lender, (i) as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), and (ii) as long as the Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice of such additional interest or costs from the Lender. If the Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

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(j)    Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05	Compensation for Losses.
Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:
(c)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(d)    any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06	Survival.
All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Lender.
ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions to Effectiveness of Amendment and Restatement.
The effectiveness of this Agreement as an amendment and restatement of the Existing Credit Agreement and the obligation of the Lender to continue its Credit Extensions hereunder, as applicable, is subject to satisfaction of the following conditions precedent:
(j)    Execution of Credit Agreement; Loan Documents. The Lender shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party, (ii) counterparts of the Security Agreement, the Guaranty, the Russell Street Property Mortgage and (to the extent not previously delivered) any

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related Mortgaged Property Support Document and each other Collateral Document, executed by a Responsible Officer of the applicable Loan Parties and a duly authorized officer of each other Person party thereto, as applicable and (iii) counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto.
(k)    Officer’s Certificate. The Lender shall have received a certificate of a Responsible Officer dated the Closing Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party.
(l)    Legal Opinions of Counsel. The Lender shall have received an opinion or opinions (including, if requested by the Lender, local counsel opinions) of counsel for the Loan Parties, dated the Closing Date and addressed to the Lender, in form and substance acceptable to the Lender.
(m)    Financial Statements. The Lender shall have received copies of the financial statements referred to in Section 5.05, each in form and substance satisfactory to each of them.
(n)    Personal Property Collateral. The Lender shall have received, in form and substance satisfactory to the Lender:
(i)    (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches;
(ii)    completed UCC financing statements (or amendments to existing UCC financing statements) for each appropriate jurisdiction as is necessary, in the Lender’s sole discretion, to perfect the Lender’s security interest in the Collateral;
(iii)    to the extent not previously delivered, stock or membership certificates, if any, evidencing the Pledged Equity and undated stock or transfer powers duly executed in blank; in each case to the extent such Pledged Equity is certificated; and
(iv)    to the extent not previously delivered and required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Lender’s security interest in the Collateral.
(o)    Real Property Collateral.
(i)    To the extent not previously delivered, the Lender shall have received, in form and substance satisfactory to the Lender, all Mortgaged Property Support Documents with respect to the Russell Street Property.
(ii)    To the extent not previously delivered, the Lender shall have received, in form and substance satisfactory to the Lender, completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to the Russell Street Property (together with a notice

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about special flood hazard area status and flood disaster assistance duly executed by each Loan Party relating thereto.
(p)    Loan Notice. The Lender shall have received a Loan Notice with respect to the Loans to be made on the Closing Date.
(q)    Consents. The Lender shall have received evidence that all members, boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement have been obtained.
(r)    Fees and Expenses. The Lender shall have received all fees and expenses, if any, owing pursuant to Section 2.08.
(s)    Other Documents. All other documents provided for herein or which the Lender may reasonably request or require.
(t)    Additional Information. Such additional information and materials which the Lender shall reasonably request or require.

4.02	Conditions to all Credit Extensions.
The obligation of the Lender to honor any Request for Credit Extension is subject to the following conditions precedent:
(c)    Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article II, Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Credit Extension and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Credit Extension, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.
(d)    Default. No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(e)    Request for Credit Extension. The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Lender, as of the date made or deemed made, that:

5.01	Existence, Qualification and Power.
Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The copy of the Organization Documents of each Loan Party provided to the Lender pursuant to the terms of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.02	Authorization; No Contravention.
The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03	Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained and (ii) filings to perfect the Liens created by the Collateral Documents.

5.04	Binding Effect.
This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.

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5.05	Financial Statements; No Material Adverse Effect.
(c)    Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholder’s equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(d)    Quarterly Financial Statements. The unaudited Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries for the quarterly period ended September 30, 2015, and the related Consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholder’s equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(e)    Material Adverse Effect. Since the date of the balance sheet included in the Audited Financial Statements (and, in addition, after delivery of the most recent annual audited financial statements in accordance with the terms hereof, since the date of such annual audited financial statements), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06	Litigation.
There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07	No Default.
Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08	Ownership of Property.
Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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5.09	Environmental Compliance.
(a)    The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Loan Parties have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    None of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.
(c)    Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10	Taxes.
Each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to the Borrower or any Subsidiary. The filing and recording of any and all documents required to perfect the security interests granted to the Lender (for the benefit of the Secured Parties) will not result in any documentary, stamp or other taxes.

5.11	ERISA Compliance.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

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(b)    There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)    Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than Pension Plans not otherwise prohibited by this Agreement.

5.12	Margin Regulations; Investment Company Act.
(a)    Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.
(b)    Investment Company Act. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.13	Disclosure.
The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented

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by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.14	Solvency.
Each Loan Party is, individually and together with its Subsidiaries on a Consolidated basis, Solvent.

5.15	Casualty, Etc.
Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.16	Sanctions Concerns and Anti-Corruption Laws.
(a)    No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is any Loan Party or any Subsidiary located, organized or resident in a Designated Jurisdiction.
(b)    Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.17	Responsible Officers.
Set forth on Schedule 1.01(b) are Responsible Officers, holding the offices indicated next to their respective names, as of the Closing Date and such Responsible Officers are the duly elected and qualified officers of such Loan Party and are duly authorized to execute and deliver, on behalf of the respective Loan Party, this Agreement, and the other Loan Documents.

5.18	Collateral Representations.
(a)    Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Lender a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.19	Intellectual Property; Licenses, Etc.
Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any

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of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.20    Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Closing Date.
ARTICLE VI

AFFIRMATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries to:

6.01	Financial Statements.
Deliver to the Lender, in form and detail satisfactory to the Lender:
(k)    Audited Financial Statements. As soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower (or, if earlier, fifteen (15) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal year ended December 31, 2015), a Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and including management discussion and analysis of operating results inclusive of operating metrics in comparative form, (i) such Consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.
(l)    Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (or, if earlier, five (5) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ended March 31, 2016), a Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes

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and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.
(m)     Budget. As soon as available, but in any event by January 31 of each fiscal year of the Borrower, an annual budget of the Borrower and its Subsidiaries on a Consolidated basis, including forecasts prepared by management of the Borrower, in form satisfactory to the Lender.
As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02	Certificates; Other Information.
Deliver to the Lender, in form and detail satisfactory to the Lender:
(e)    Accountants’ Certificate. Concurrently with the delivery of the financial statements referred to in Section 6.01(a) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2015), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event.
(f)    Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2015), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP. Unless the Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.
(g)    Audit Reports; Management Letters; Recommendations. Promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.
(h)    Annual Reports; Etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto.
(i)    Debt Securities Statements and Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to Section 6.01 or any other clause of this Section.

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(j)    SEC Notices. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.
(k)    Notices. Not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Lender, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Lender may reasonably request.
(l)    Environmental Notice. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause the Russell Street Property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.
(m)    Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a); or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that: (i) the Borrower shall deliver paper copies of such documents to the Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender and (ii) the Borrower shall notify the Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Lender by e-mail electronic versions (i.e., soft copies) of such documents.

6.03	Notices.
Promptly, but in any event within two (2) Business Days, notify the Lender:
(g)    of the occurrence of any Default;
(h)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;
(i)    of the occurrence of any ERISA Event;
(j)    of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.09(b);

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(k)    of any (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(ii) and (ii) Equity Issuance for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(iii); and
(l)    of the receipt of any written notice of termination or non-renewal, as applicable, pursuant to Sections 7.01, 7.02 or 7.03 of the A-B Distributor Agreement.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04	Payment of Obligations.
Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05	Preservation of Existence, Etc.
(c)    Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;
(d)    take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and
(e)    preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

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6.06	Maintenance of Properties.
(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;
(b)    make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and
(c)    use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07	Maintenance of Insurance.
(e)    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including, without limitation, (i) commercial general liability (including coverage for contractual liability), casualty, property (including property damage, loss of use and occupancy), product liability, workers’ compensation, terrorism and business interruption insurance and (ii) flood hazard insurance on the Russell Street Property, on such terms and in such amounts as required by the National Flood Insurance Reform Act of 1994 or as otherwise required by the Lender.
(f)    Evidence of Insurance Cause the Lender to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Lender, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender that it will give the Lender thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Lender, such evidence of insurance as required by the Lender, including, but not limited to: (i) certified copies of such insurance policies, (ii) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (iii) declaration pages for each insurance policy and (iv) lender’s loss payable endorsement if the Lender for the benefit of the Secured Parties is not on the declarations page for such policy. As requested by the Lender, the Loan Parties agree to deliver to the Lender an Authorization to Share Insurance Information.
(g)    Redesignation. Promptly notify the Lender in the event that the Russell Street Property is, or becomes, in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

6.08	Compliance with Laws.
Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

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6.09    Books and Records.
Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

6.10	Inspection Rights.
(e)    (a) Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
(f)    If requested by the Lender in its sole discretion, permit the Lender, and its representatives, upon reasonable advance notice to the Borrower, to conduct an annual audit of the Collateral at the expense of the Borrower.
(g)    If requested by the Lender in its sole discretion, promptly deliver to the Lender (i) asset appraisal reports with respect to all of the real and personal property owned by the Borrower and its Subsidiaries, and (ii) a written audit of the accounts receivable, inventory, payables, controls and systems of Borrower and its Subsidiaries.

6.11	Use of Proceeds.
Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12	A-B Agreements.
Perform and observe all the terms and provisions of each A-B Agreement to be performed or observed by it, maintain each such A-B Agreement in full force and effect, enforce each such A-B Agreement in accordance with its terms, take all such action to such end as may be from time to time requested by the Lender and, upon request of the Lender, make to each other party to each such A-B Agreement such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such A-B Agreement, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.13	Covenant to Guarantee Obligations.
The Loan Parties will cause each of their Subsidiaries (other than any CFC) whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Lender in its reasonable discretion) become (a) a Guarantor by way of execution of a Guaranty Joinder and (b) a party to the Security Agreement by way of execution of a Security Agreement Joinder; provided, however, no Foreign Subsidiary shall be required to become a Guarantor to the extent such Guaranty would result in a material adverse tax consequence for the Borrower. In connection therewith, the Loan Parties shall give notice to the Lender not less than ten (10) days prior to creating a Subsidiary (or such shorter period of time as agreed to by the Lender in its reasonable discretion), or acquiring the Equity

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Interests of any other Person. In connection with the foregoing, the Loan Parties shall deliver to the Lender, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b) through (f) and Section 4.01(h) and 6.14 and such other documents or agreements as the Lender may reasonably request.

6.14	Covenant to Give Security.
Except with respect to Excluded Property:
(a)    Equity Interests and Personal Property. Each Loan Party will cause the Pledged Equity and all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens to the extent permitted by the Loan Documents) in favor of the Lender for the benefit of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents. Each Loan Party shall provide opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Lender.
(b)    Further Assurances. At any time upon request of the Lender, promptly execute and deliver any and all further instruments and documents and take all such other action as the Lender may deem necessary or desirable to maintain in favor of the Lender, for the benefit of the Secured Parties, Liens and insurance rights on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all applicable Laws.

6.15	Further Assurances.
Promptly upon request by the Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

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6.16	Compliance with Terms of Leaseholds.
Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Lender of any default by any party with respect to such leases and cooperate with the Lender in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.17	Compliance with Environmental Laws.
Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.18	Preparation of Environmental Reports.
At the request of the Lender from time to time, provide to the Lender within sixty (60) days after such request, at the expense of the Borrower, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Lender, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Lender determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Lender may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Lender, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

6.19	Anti-Corruption Laws.
Conduct its business in compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.
6.20    Post-Closing Obligations.
Execute and deliver the documents and complete the tasks set forth on Schedule 6.20, in each case within the time limits specified on such Schedule (subject to any extensions as may be granted in writing by the Lender in its sole discretion).

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ARTICLE VII

NEGATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01	Liens.
Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):
(n)    Liens pursuant to any Loan Document;
(o)    Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);
(p)    Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(q)    Statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person; provided that a reserve or other appropriate provision shall have been made therefor and the aggregate amount of such Liens is less than $500,000;
(r)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA in an aggregate amount not to exceed $500,000;
(s)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(t)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(u)    Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);
(v)    Liens securing Indebtedness permitted under Section 7.02(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness

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secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(w)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries with the Lender, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing solely the customary amounts owing to such bank with respect to cash management and operating account arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(x)    Liens arising out of judgments or awards not resulting in an Event of Default; provided the applicable Loan Party or Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;
(y)    Any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased;
(z)    Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; and
(aa)    Any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority.

7.02	Indebtedness.
Create, incur, assume or suffer to exist any Indebtedness, except:
(m)    Indebtedness under the Loan Documents;
(n)    Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination, standstill and related terms (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
(o)    Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $8,000,000;
(p)    Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor; and

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(q)    unsecured Indebtedness in an aggregate principal amount not to exceed $500,000 at any time outstanding.

7.03	Investments.
Make or hold any Investments, except:
(f)    Investments held by the Borrower and its Subsidiaries in the form of cash or Cash Equivalents;
(g)    (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof and (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties;
(h)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(i)    Guarantees permitted by Section 7.02;
(j)    Investments existing on the date hereof (other than those referred to in Section 7.03(b)(i)) and set forth on Schedule 7.03;
(k)    Permitted Acquisitions;
(l)    So long as no Default exists or would result therefrom, Investments in other craft brewers in an aggregate amount not exceed $5,000,000 at any time outstanding; and
(m)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

7.04	Fundamental Changes.
Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(f)    any Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;
(g)    any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;
(h)    any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;
(i)    in connection with any Permitted Acquisition, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of

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any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person; and
(j)    so long as no Default has occurred and is continuing or would result therefrom, each of the Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person.

7.05	Dispositions.
Make any Disposition or enter into any agreement to make any Disposition, except:
(d)    Permitted Transfers;
(e)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(f)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; and
(g)    Dispositions permitted by Section 7.04.

7.06	Restricted Payments.
Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(h)    each Subsidiary may make Restricted Payments to any Person that owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(i)    the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; and
(j)    the Borrower may make other Restricted Payments so long as the Consolidated Fixed Charge Coverage Ratio, after giving pro forma effect to such Restricted Payment, is not less than 1.20:1.00.

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7.07	Change in Nature of Business.
Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08	Transactions with Affiliates.
Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by this Agreement, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on fair and reasonable terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s length transaction with a Person other than an officer, director or Affiliate.

7.09	Burdensome Agreements.
Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that (a) encumbers or restricts the ability of any such Person to (i) to act as a Loan Party; (ii) make Restricted Payments to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, or (v) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired, except, in the case of clause (a)(v) only, for any document or instrument governing Indebtedness incurred pursuant to Section 7.02(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (b) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Secured Obligations.

7.10	Use of Proceeds.
Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11	Financial Covenants.
(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any Measurement Period ending as of the end of any fiscal quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Measurement Period Ending	Maximum Consolidated Leverage Ratio
Closing Date through December 31, 2016	4.00 to 1.00
January 1, 2017 through December 31, 2017	3.50 to 1.00
January 1, 2018 and each fiscal quarter thereafter	3.00 to 1.00

(b)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio at any time to be less than 1.20 to 1.00

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7.12	Amendments of Organization Documents and A-B Agreements; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.
(a)    Amend any of (i) its Organization Documents or (ii) in the case of the Borrower, the A-B Agreements in a manner that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Lender;
(b)    change its fiscal year;
(c)    without providing thirty (30) days prior written notice to the Lender (or such extended period of time as agreed to by the Lender), change its name, state of formation, form of organization or principal place of business; or
(d)    make any change in accounting policies or reporting practices, except as required by GAAP.

7.13	Sale and Leaseback Transactions.
Enter into any Sale and Leaseback Transaction.

7.14	Prepayments, Etc. of Indebtedness.
Prepay, redeem, purchase, defease or otherwise satisfy or obligate itself to do so prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff), or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, and (b) regularly scheduled or required repayments or redemptions of Indebtedness under the Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(b).

7.15	Sanctions.
Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person of Sanctions.

7.16	Anti-Corruption Laws.
Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar legislation in other jurisdictions.
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default.
Any of the following shall constitute an Event of Default:
(r)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral

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in respect of L/C Obligations, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(s)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.08, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15 or Article VII; or
(t)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or
(u)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or
(v)    Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(w)    Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(x)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant

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of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
(y)    Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(z)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(aa)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(bb)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby, or any Loan Party shall assert the invalidity of such Liens; or
(cc)    Change of Control. There occurs any Change of Control.
If a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Lender as determined in accordance with Section 9.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Lender, as required hereunder in Section 9.01.

8.02	Remedies upon Event of Default.
If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
(n)    declare the Commitment of the Lender to make Loans and L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(o)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

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(p)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(q)    exercise all rights and remedies available to it under the Loan Documents or applicable Law or equity;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans and L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

8.03	Application of Funds.
After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Lender to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Section 2.11, be applied by the Lender in its sole discretion. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets.
ARTICLE IX
MISCELLANEOUS

9.01	Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02	Notices; Effectiveness; Electronic Communications.
(k)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, fax number, e-mail address or telephone number specified for the Borrower or any other Loan Party or the Lender on Schedule 1.01(a).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

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(l)    Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement by the intended recipient (such as by the “return receipt requested” function, as available, return email address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(m)    Change of Address, Etc. Each of the Borrower and the Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
(n)    Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

9.03	No Waiver; Cumulative Remedies; Enforcement.
No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

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9.04	Expenses; Indemnity; Damage Waiver.
(k)    Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), and shall pay all fees and time charges for attorneys who may be employees of the Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(l)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(m)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby

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or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(n)    Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
(o)    Survival. The agreements in this Section and the indemnity provisions of Section 9.02(d) shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all the other Secured Obligations.
(p)    FATCA. For purposes of determining withholding Taxes imposed under the Foreign Account Tax Compliance Act (FATCA), from and after the Closing Date, the Borrower and the Lender shall treat this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

9.05	Payments Set Aside.
To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

9.06	Successors and Assigns.
This Agreement is binding on each Loan Party’s and the Lender’s successors and assignees. Each Loan Party agrees that it may not assign this Agreement without the Lender’s prior consent. The Lender may sell participations in or assign this loan, and may exchange information about the Loan Parties (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.07	Treatment of Certain Information; Confidentiality.
(h)    Treatment of Certain Information. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights

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and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder, (viii) with the consent of the Borrower or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(i)    Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Lender or its Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Lender, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.
(j)    Customary Advertising Material. The Loan Parties consent to the publication by the Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

9.08	Right of Setoff.
If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.09	Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal,

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refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.10	Counterparts; Integration; Effectiveness.
This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

9.11	Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force until the Facility Termination Date.

9.12	Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.13	Governing Law.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH

71585517_5

THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF OREGON.
9.14    Dispute Resolution Provision. This section, including the subsections below, is referred to as the “Dispute Resolution Provision”. This Dispute Resolution Provision is a material inducement for the parties entering into this Agreement.
(b)    This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively, a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties" shall include any Affiliate of the Lender involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.
(c)    At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.
(d)    Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Lender may designate another arbitration organization with similar procedures to serve as the provider of arbitration.
(e)    The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in Portland, Oregon. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.
(f)    The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subsection (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.
(g)    This section does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights; or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

71585517_5

(h)    The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.
(i)    Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties' agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.
(j)    By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

9.15	Subordination.
Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the indefeasible payment in full in cash of all Secured Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement.

9.16	No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the services regarding this Agreement provided by the Lender and any Affiliate thereof are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Lender and its Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Lender nor any of its Affiliates has any obligation

71585517_5

to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Lender nor any of its Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Lender or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

9.17	Electronic Execution of Assignments and Certain Other Documents.
The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Lender is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it and provided, further, without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

9.18	USA PATRIOT Act Notice.
The Lender hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the Act. The Borrower and the Loan Parties agree to, promptly following a request by the Lender, provide all such other documentation and information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

71585517_5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	CRAFT BREW ALLIANCE, INC., as the Borrower By: /s/ Joseph K. Vanderstelt Name: Joseph K. Vanderstelt Title: Chief Financial Officer and Treasurer

Craft Brew Alliance, Inc.
Amended and Restated Credit Agreement

GUARANTORS:	KONA BREWING CO., LLC, as a Guarantor By: /s/ Andrew J. Thomas Name: Andrew J. Thomas Title: Manager
KONA BREWERY LLC, as a Guarantor By: /s/ Andrew J. Thomas Name: Andrew J. Thomas Title: Manager

Craft Brew Alliance, Inc.
Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Lender By: /s/ Michael Snook Name: Michael Snook Title: Senior Vice President

Craft Brew Alliance, Inc.
Amended and Restated Credit Agreement

SCHEDULE 1.01(a)
CERTAIN ADDRESSES FOR NOTICES

BORROWER:

929 North Russell Street
Portland, Oregon 97227
Attention: Edwin Smith
Telephone: (503) 972-7884
Facsimile: (503) 331-7264

LENDER:

Oregon Commercial Banking
OR1-129-17-15
121 SW Morrison St., Suite 1700
Portland, OR 97204
Attention: Michael Snook
Telephone: (503) 795-6426
Facsimile: (503) 795-6424

SCHEDULE 1.01(b)
RESPONSIBLE OFFICERS
Responsible Officers

1.	Andrew J. Thomas, Chief Executive Officer

2.	Joseph K. Vanderstelt, Chief Financial Officer

3.	Marcus Reed, Secretary

SCHEDULE 1.01(c)
EXISTING LETTERS OF CREDIT

None.

SCHEDULE 2.06
TERM LOAN REPAYMENT SCHEDULE

Start Date	End Date	Swap Notional Amount (in $)	Swap Amortization Amount (in $)	Loan Notional Amount (in $)	Loan Amortization Amount (in $)
1/23/2014	2/3/2014	8,066,250.00	20,104.84	10,755,000.00	26,806.46
2/3/2014	3/3/2014	8,046,145.16	24,493.87	10,728,193.54	32,658.49
3/3/2014	4/1/2014	8,021,651.29	23,706.54	10,695,535.05	31,608.72
4/1/2014	5/1/2014	7,997,944.75	22,921.94	10,663,926.33	30,562.58
5/1/2014	6/2/2014	7,975,022.81	21,283.88	10,633,363.75	28,378.51
6/2/2014	7/1/2014	7,953,738.93	23,917.92	10,604,985.24	31,890.55
7/1/2014	8/1/2014	7,929,821.02	22,290.20	10,573,094.69	29,720.27
8/1/2014	9/2/2014	7,907,530.82	21,515.68	10,543,374.42	28,687.57
9/2/2014	10/1/2014	7,886,015.14	24,128.70	10,514,686.85	32,171.60
10/1/2014	11/3/2014	7,861,886.44	20,828.65	10,482,515.25	27,771.54
11/3/2014	12/1/2014	7,841,057.78	25,110.18	10,454,743.71	33,480.25
12/1/2014	1/2/2015	7,815,947.60	21,830.21	10,421,263.47	29,106.95
1/2/2015	2/2/2015	7,794,117.39	22,741.70	10,392,156.52	30,322.27
2/2/2015	3/2/2015	7,771,375.68	25,319.59	10,361,834.24	33,759.45
3/2/2015	4/1/2015	7,746,056.09	23,732.96	10,328,074.79	31,643.95
4/1/2015	5/1/2015	7,722,323.13	23,809.38	10,296,430.84	31,745.84
5/1/2015	6/1/2015	7,698,513.75	23,059.79	10,264,685.00	30,746.38
6/1/2015	7/1/2015	7,675,453.96	23,960.29	10,233,938.62	31,947.05
7/1/2015	8/3/2015	7,651,493.67	21,573.81	10,201,991.56	28,765.09
8/3/2015	9/1/2015	7,629,919.86	24,925.79	10,173,226.48	33,234.39
9/1/2015	10/1/2015	7,604,994.07	24,187.16	10,139,992.09	32,249.54
10/1/2015	11/2/2015	7,580,806.91	22,637.79	10,107,742.55	30,183.72
11/2/2015	12/1/2015	7,558,169.12	25,149.11	10,077,558.83	33,532.15
12/1/2015	1/4/2016	7,533,020.01	21,184.93	10,044,026.68	28,246.57
1/4/2016	2/1/2016	7,511,835.08	26,099.54	10,015,780.10	34,799.39
2/1/2016	3/1/2016	7,485,735.53	25,374.56	9,980,980.71	33,832.75
3/1/2016	4/1/2016	7,460,360.97	23,852.15	9,947,147.96	31,802.87

4/1/2016	5/3/2016	7,436,508.82	23,133.38	9,915,345.10	30,844.50
5/3/2016	6/1/2016	7,413,375.45	25,599.78	9,884,500.60	34,133.04
6/1/2016	7/1/2016	7,387,775.67	24,886.55	9,850,367.56	33,182.07
7/1/2016	8/1/2016	7,362,889.12	24,176.45	9,817,185.49	32,235.27
8/1/2016	9/1/2016	7,338,712.67	24,256.89	9,784,950.22	32,342.52
9/1/2016	10/3/2016	7,314,455.78	23,552.56	9,752,607.70	31,403.41
10/3/2016	11/1/2016	7,290,903.22	25,980.97	9,721,204.29	34,641.29
11/1/2016	12/1/2016	7,264,922.25	25,282.12	9,686,563.00	33,709.49
12/1/2016	1/3/2017	7,239,640.13	23,032.51	9,652,853.51	30,710.01
1/3/2017	2/1/2017	7,216,607.63	26,212.21	9,622,143.50	34,949.61
2/1/2017	3/1/2017	7,190,395.42	27,065.51	9,587,193.89	36,087.35
3/1/2017	4/3/2017	7,163,329.90	23,302.78	9,551,106.53	31,070.37
4/3/2017	5/2/2017	7,140,027.12	26,450.57	9,520,036.16	35,267.42
5/2/2017	6/1/2017	7,113,576.56	25,769.42	9,484,768.74	34,359.22
6/1/2017	7/3/2017	7,087,807.14	24,330.97	9,450,409.52	32,441.30
7/3/2017	8/1/2017	7,063,476.17	26,688.83	9,417,968.22	35,585.10
8/1/2017	9/1/2017	7,036,787.34	25,261.43	9,382,383.12	33,681.91
9/1/2017	10/2/2017	7,011,525.91	25,345.48	9,348,701.21	33,793.97
10/2/2017	11/1/2017	6,986,180.43	26,179.61	9,314,907.24	34,906.14
11/1/2017	12/1/2017	6,960,000.83	26,263.90	9,280,001.10	35,018.53
12/1/2017	1/2/2018	6,933,736.93	24,860.12	9,244,982.57	33,146.82
1/2/2018	2/1/2018	6,908,876.81	26,428.51	9,211,835.75	35,238.01
2/1/2018	3/1/2018	6,882,448.30	27,990.94	9,176,597.74	37,321.25
3/1/2018	4/3/2018	6,854,457.36	24,396.73	9,139,276.48	32,528.98
4/3/2018	5/1/2018	6,830,060.63	28,148.37	9,106,747.50	37,531.16
5/1/2018	6/1/2018	6,801,912.26	26,042.89	9,069,216.34	34,723.85
6/1/2018	7/2/2018	6,775,869.37	26,129.53	9,034,492.49	34,839.38
7/2/2018	8/1/2018	6,749,739.84	26,940.90	8,999,653.11	35,921.19
8/1/2018	9/4/2018	6,722,798.94	24,141.50	8,963,731.92	32,188.67
9/4/2018	10/1/2018	6,698,657.44	29,262.20	8,931,543.25	39,016.26
10/1/2018	11/1/2018	6,669,395.24	26,483.79	8,892,526.98	35,311.72
11/1/2018	12/3/2018	6,642,911.45	25,858.94	8,857,215.27	34,478.59
12/3/2018	1/2/2019	6,617,052.51	27,368.12	8,822,736.68	36,490.83

1/2/2019	2/1/2019	6,589,684.39	27,456.24	8,786,245.85	36,608.32
2/1/2019	3/1/2019	6,562,228.15	28,953.24	8,749,637.53	38,604.33
3/1/2019	4/1/2019	6,533,274.90	26,936.67	8,711,033.20	35,915.57
4/1/2019	5/1/2019	6,506,338.23	27,724.60	8,675,117.64	36,966.13
5/1/2019	6/3/2019	6,478,613.63	25,727.89	8,638,151.50	34,303.85
6/3/2019	7/1/2019	6,452,885.74	29,281.83	8,603,847.66	39,042.45
7/1/2019	8/1/2019	6,423,603.91	27,301.56	8,564,805.21	36,402.08
8/1/2019	9/3/2019	6,396,302.34	26,019.41	8,528,403.13	34,692.55
9/3/2019	10/1/2019	6,370,282.93	29,530.07	8,493,710.57	39,373.42
10/1/2019	11/1/2019	6,340,752.86	27,577.22	8,454,337.15	36,769.62
11/1/2019	12/2/2019	6,313,175.64	27,668.97	8,417,567.53	36,891.96
12/2/2019	1/2/2020	6,285,506.67	27,761.03	8,380,675.56	37,014.71
1/2/2020	2/3/2020	6,257,745.64	27,181.77	8,343,660.86	36,242.36
2/3/2020	3/2/2020	6,230,563.87	29,949.94	8,307,418.50	39,933.26
3/2/2020	4/1/2020	6,200,613.93	28,708.97	8,267,485.24	38,278.62
4/1/2020	5/1/2020	6,171,904.96	28,801.40	8,229,206.62	38,401.87
5/1/2020	6/1/2020	6,143,103.56	28,234.82	8,190,804.75	37,646.43
6/1/2020	7/1/2020	6,114,868.74	28,985.05	8,153,158.32	38,646.73
7/1/2020	8/3/2020	6,085,883.69	27,118.85	8,114,511.59	36,158.46
8/3/2020	9/1/2020	6,058,764.84	29,815.96	8,078,353.12	39,754.61
9/1/2020	10/1/2020	6,028,948.89	29,261.69	8,038,598.52	39,015.59
10/1/2020	11/2/2020	5,999,687.19	28,068.06	7,999,582.93	37,424.08
11/2/2020	12/1/2020	5,971,619.13	30,087.19	7,962,158.85	40,116.26
12/1/2020	1/4/2021	5,941,531.94	26,992.42	7,922,042.59	35,989.90
1/4/2021	2/1/2021	5,914,539.52	30,899.64	7,886,052.69	41,199.52
2/1/2021	3/1/2021	5,883,639.88	30,992.50	7,844,853.17	41,323.33
3/1/2021	4/1/2021	5,852,647.38	29,201.20	7,803,529.84	38,934.94
4/1/2021	5/4/2021	5,823,446.18	28,048.34	7,764,594.90	37,397.79
5/4/2021	6/1/2021	5,795,397.84	31,257.68	7,727,197.12	41,676.90
6/1/2021	7/1/2021	5,764,140.16	30,114.32	7,685,520.21	40,152.43
7/1/2021	8/2/2021	5,734,025.84	28,980.46	7,645,367.79	38,640.61
8/2/2021	9/1/2021	5,705,045.38	30,304.59	7,606,727.17	40,406.13
9/1/2021	10/1/2021	5,674,740.79	30,402.17	7,566,321.05	40,536.23

10/1/2021	11/1/2021	5,644,338.62	29,894.27	7,525,784.82	39,859.03
11/1/2021	12/1/2021	5,614,444.35	30,596.31	7,485,925.79	40,795.08
12/1/2021	1/4/2022	5,583,848.04	28,297.65	7,445,130.71	37,730.20
1/4/2022	2/1/2022	5,555,550.39	31,978.45	7,407,400.52	42,637.94
2/1/2022	3/1/2022	5,523,571.94	32,074.55	7,364,762.58	42,766.07
3/1/2022	4/1/2022	5,491,497.39	30,402.79	7,321,996.51	40,537.06
4/1/2022	5/3/2022	5,461,094.59	29,917.83	7,281,459.46	39,890.43
5/3/2022	6/1/2022	5,431,176.77	31,769.30	7,241,569.02	42,359.07
6/1/2022	7/1/2022	5,399,407.47	31,288.68	7,199,209.95	41,718.25
7/1/2022	8/1/2022	5,368,118.78	30,813.29	7,157,491.71	41,084.38
8/1/2022	9/1/2022	5,337,305.49	30,915.81	7,116,407.32	41,221.08
9/1/2022	10/3/2022	5,306,389.69	30,449.15	7,075,186.25	40,598.87
10/3/2022	11/1/2022	5,275,940.54	32,252.47	7,034,587.38	43,003.29
11/1/2022	12/1/2022	5,243,688.07	31,790.07	6,991,584.09	42,386.76
12/1/2022	1/3/2023	5,211,898.00	30,214.30	6,949,197.33	40,285.74
1/3/2023	2/1/2023	5,181,683.69	32,545.84	6,908,911.59	43,394.46
2/1/2023	3/1/2023	5,149,137.85	33,199.78	6,865,517.14	44,266.37
3/1/2023	4/3/2023	5,115,938.08	30,554.17	6,821,250.77	40,738.90
4/3/2023	5/2/2023	5,085,383.90	32,845.57	6,780,511.87	43,794.09
5/2/2023	6/1/2023	5,052,538.33	32,405.53	6,736,717.78	43,207.37
6/1/2023	7/3/2023	5,020,132.80	31,432.28	6,693,510.40	41,909.71
7/3/2023	8/1/2023	4,988,700.52	33,146.49	6,651,600.69	44,195.33
8/1/2023	9/1/2023	4,955,554.02	32,185.94	6,607,405.36	42,914.58
9/1/2023	9/29/2023	4,923,368.08	4,923,368.08	6,564,490.78	6,564,490.78

SCHEDULE 6.20
POST-CLOSING OBLIGATIONS

The Borrower shall, and shall cause each of its Subsidiaries to, deliver to the Lender or comply with each of the following on or prior to the date that is thirty (30) days following the Closing Date (subject to such extensions as may be granted in writing by the Lender in its sole discretion):

(a)
Duly executed resolutions of the governing body of the Borrower, for itself and in its capacity as sole member of each of Kona Brewing CO., LLC and Kona Brewery LLC, substantially in the form of Annex I hereto;

(b)	a duly executed Security Agreement Joinder by Kona Brewing Co., LLC;

(c)	a duly executed Security Agreement Joinder by Kona Brewery LLC; and

(d)
a duly executed legal opinion or opinions (including, if requested by the Lender, local counsel opinions) of counsel for the Kona Brewing Co., LLC and Kona Brewery LLC, addressed to the Lender in connection with the foregoing items (a) – (c) and otherwise in form and substance acceptable to the Lender.

ANNEX I to SCHEUDLE 6.20
UNANIMOUS CONSENT
OF THE BOARD OF DIRECTORS
OF
CRAFT BREW ALLIANCE, INC.
The undersigned, being all of the members of the board of directors (the "Board of Directors") of Craft Brew Alliance, Inc., a Washington corporation (the "Company"), acting pursuant to RCW 23B.08.210 without the necessity of a formal meeting, hereby waive all notices, statutory and otherwise, and DO HEREBY UNANIMOUSLY ADOPT the following corporate resolutions and DO HEREBY UNANIMOUSLY CONSENT to the taking of the actions set forth below:
WHEREAS, the Company is the sole member of each of Kona Brewing Co., LLC, a Hawaii limited liability company ("KBC"), and Kona Brewery LLC, a Hawaii limited liability company ("Kona");
WHEREAS, Andrew J. Thomas was appointed as the manager of KBC pursuant to a written consent of the sole member of KBC, effective as of January 1, 2014, and as the manager of Kona pursuant to a written consent of the sole member of Kona, effective as of January 1, 2014;
WHEREAS, effective as of November 30, 2015, the Company entered into that certain Amended and Restated Credit Agreement (the "Credit Agreement"), among the Company as borrower, KBC and Kona as guarantors, and Bank of America, N.A. ("BofA"), which provides for a credit facility that includes a $40,000,000 reducing revolving facility (the "Revolving Loan"), including a $2,500,000 sublimit for the issuance of standby letters of credit, as well as a term loan facility (the "Term Loan" and together with the Revolving Loan, the "Loans") in an amount equal to the lesser of $10,139,992 or 80% of the appraised value of the real property collateral;
WHEREAS, the Revolving Loan matures on November 30, 2020, and the Term Loan matures on September 30, 2023;
WHEREAS, pursuant to the Credit Agreement, each of the Company, KBC and Kona made (and will renew at the time of each subsequent advance) standard representations to BofA and is subject to certain affirmative covenants (including financial reporting requirements, maintenance of a minimum funded debt to EBITDA ratio, and maintenance of a minimum fixed charge coverage ratio), negative covenants, and events of default;
WHEREAS, the Company's repayment obligations on the Loans are secured by a lien on all of its assets;

WHEREAS, in connection with the Loans, KBC and Kona must grant a security interest in favor of BofA in all of their assets to secure the Company's repayment;
WHEREAS, the Board of Directors believes that it is in the best interests of the Company, KBC, and Kona to enter into the Credit Agreement and all other ancillary documents and instruments (inclusive of the Credit Agreement, each, a "Loan Document," and collectively, the "Loan Documents");
WHEREAS, each member of the Board of Directors has received such information respecting the Loans and the Loan Documents from the Company's management as he or she may hate requested:
NOW THEREFORE, IT IS HEREBY:
RESOLVED, that the Board of Directors confirms and ratifies in all respects (a) the Loans, (b) the security interest granted by the Company in all of its assets and the Company's real property located at 924 N. Russell Street, Portland, Oregon, (c) the Credit Agreement, and (d) the other Loan Documents executed by the Company as of the Closing Date (as defined in the Credit Agreement).
RESOLVED FURTHER, that the execution, delivery, and performance by the Company of the Loan Documents and consummation of the transactions contemplated thereby, subject to the terms and conditions contained therein, are confirmed and ratified in all respects by and on behalf of the Company.
RESOLVED FURTHER, that the Board of Directors hereby confirms the authority of Andrew J. Thomas, Chief Executive Officer of the Company, and Joseph K. Vanderstelt, Chief Financial Officer and Treasurer of the Company (each an "Authorized Officer") to execute, on behalf of the Company, the Loan Documents and all other documents necessary or desirable in connection with the consummation of the Loans.
RESOLVED FURTHER, that the Board of Directors, in its capacity as sole member of each of KBC and Kona, (a) confirms that each of KBC and Kona is authorized to guarantee the Loans and (b) confirms and ratifies in all respects the Guaranty (as defined in the Credit Agreement) as executed by KBC and Kona.
RESOLVED FURTHER, that KBC and Kona are each authorized to grant a security interest in all of their assets to secure the Company's repayment obligations.
RESOLVED FURTHER, that the Board of Directors, in its capacity as sole member of each of KBC and Kona, hereby approves and agrees to all the terms and conditions of the Security Agreement and the Security Agreement Joinder, in substantially the form made available to the

70063798.4

Board of Directors, with such changes, addition, or deletions deemed necessary or advisable and to be in the best interests of the Company, KBC, and Kona and consistent with the intent and purposes of these resolutions as determined by an Authorized Officer.
RESOLVED FURTHER, that the execution, delivery, and performance by each of KBC and Kona of the Loan Documents and consummation of the transactions contemplated thereby, subject to the terms and conditions contained therein, are approved, confirmed, and ratified in all respects by and on behalf of each of KBC and Kona.
RESOLVED FURTHER, that the Board of Directors hereby confirms and ratifies the appointment of Andrew J. Thomas as manager of each of KBC and Kona and confirms that Andrew J. Thomas, in his capacity as the manager of each of KBC and Kona, is authorized to execute, on behalf of each of KBC and Kona, the Loan Documents and all other documents necessary or desirable in connection with the Credit Agreement.
RESOLVED FURTHER, that the Board of Directors hereby confirms the Authorized Officers are, and each of them is individually, authorized to employ the services of professionals required in connection with the Credit Agreement, including without limitation, project consultants, legal counsel, financial advisers, escrow trustees, verification agents and underwriters, in addition to the Company’s retained, independent professionals and consultants.
RESOLVED FURTHER, that should the consummation of the transactions authorized in the foregoing resolutions require additional or more specific authorization of actions to consummate the transactions contemplated herein, including, without limitation, the execution and delivery of any and all agreements, instruments, documents or filings, such additional or more specific authorizations hereby are deemed to be included herein as of the date hereof.
RESOLVED FURTHER, that any and all prior lawful actions taken by any officer of the Company, KBC, or Kona or any person or persons designated and authorized by them to act on behalf of the Company, KBC, or Kona in connection with the negotiation, execution, delivery and performance of the Credit Agreement and the other Loan Documents and any documents related thereto which would have been authorized by the foregoing resolutions, but for the fact that such actions were taken prior to the adoption of the foregoing resolutions, are severally authorized, ratified, confirmed, approved and adopted as being the action of the Company.
RESOLVED FURTHER, that all prior resolutions of the Board of Directors or any parts thereof in conflict with any of the resolutions set forth above are hereby repealed to the extent of such conflict.

70063798.4

-- Signatures follow --

70063798.4

This Consent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Consent. Execution and delivery of this Consent by facsimile transmission shall be deemed for all purposes to be due execution and delivery by the signing directors.

Dated:	BOARD OF DIRECTORS
_______________	Kurt R. Widmer
_______________	Timothy P. Boyle
_______________	Marc J. Cramer
_______________	Kevin R. Kelly
_______________	Thomas D. Larson
_______________	David R. Lord
_______________	John D. Rogers, Jr.

SCHEDULE 7.01

LIENS

Debtor	Secured Party	Jurisdiction	Filing Date	Filing No.	Summary Description of Collateral
None

SCHEDULE 7.02

INDEBTEDNESS

Balance
B of A Term Loan @ 10/31/15	$10,107,743
B of A Line of Credit @ 9/30/15	$5,900,000
Capital Leases (2) @ 9/30/15	$705,471

Balance at 9/30/15
B of A Interest Rate Swap Liab.	$640,822.00

SCHEDULE 7.03

INVESTMENTS

None.

EXHIBIT A

[Form of]
Compliance Certificate

Financial Statement Date: [________, ____]

TO:        Bank of America, N.A., as the Lender

RE:
Amended and Restated Amended and Restated Credit Agreement, dated as of November 30, 2015, by and among Craft Brew Alliance, Inc., a Washington corporation (the “Borrower”, the Guarantors and Bank of America, N.A., as the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:        [Date]

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the [_____________________] of the Borrower, and that, as such, [he/she] is authorized to execute and deliver this Certificate (this “Certificate”) to the Lender on the behalf of the Borrower and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.    The Borrower has delivered (i) the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and (ii) a Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year. Such consolidating statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.    The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such Consolidated financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating financial statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.

2.    The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

3.    A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.    The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith are (i) with respect to representations and warranties that contain a materiality qualification, true and correct on and as of the date hereof and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects on and as of the date hereof, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.    The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Certificate.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CRAFT BREW ALLIANCE, INC.,
a Washington corporation

By:
Name:
Title:

Schedule A

Craft Brew Alliance, Inc. 20[__] [____] Quarter Covenant Calculation for Measurement Period $000s
20[__]
Q[_]
7.11(a) Consolidated Leverage Ratio

Consolidated Funded Indebtedness
Current and long-term debt, plus, without duplication,	[__]
+ Purchase money debt	[__]
+ Maximum L/C exposure	[__]
+ Deferred purchase price obligations	[__]
+Attributable debt from capitalized and synthetic lease obligations	[__]
[__]
Consolidated EBITDA
Net Income, plus	[__]
+ Consolidated Interest Charges	[__]
+ Taxes	[__]
+ Depreciation & Amortization	[__]
+ Non-cash charges and losses, minus	[__]
- Non-cash gains	[__]
[__]
Ratio	[__]

Covenant	[__]
Cushion/(Shortfall)	[__]
[__]
Pass/(Fail)	[___]

7.11(b) Consolidated Fixed Charge Coverage Ratio

Consolidated EBITDA, minus	[__]
- Maintenance Capital Expenditures	[__]
- Cash taxes	[__]
- Restricted Payments	[__]
[__]
Current portion of Consolidated Funded Indebtedness, plus	[__]
Consolidated Interest Charges paid in cash	[__]
[__]

Ratio	[__]

Covenant	1.20
Cushion/(Shortfall)	[__]
[__]
Pass/(Fail)	[___]

EXHIBIT B

[Form of]
Loan Notice

TO:        Bank of America, N.A., as the Lender

RE:
Amended and Restated Credit Agreement, dated as of November 30, 2015 by and among Craft Brew Alliance, Inc., a Washington corporation (the “Borrower”), the Guarantors and Bank of America, N.A., as the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:        [Date]

The undersigned hereby requests (select one):

A Borrowing of Revolving Loans

A [conversion][continuation] of [Revolving][the Term] Loan[s]

---

1.    On              (the “Credit Extension Date”).

2.    In the amount of $            .

3.    Comprised of:     Eurodollar Floating Rate Loans
Eurodollar Fixed Rate Loans

4.    For Eurodollar Fixed Rate Loans: with an Interest Period of [one (1)][two (2)][three (3)][six (6)] months.

[The Revolving Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Credit Agreement.]

The Borrower hereby represents and warrants that the conditions specified in Section 4.02 of the Credit Agreement shall be satisfied on and as of the date of the Credit Extension Date.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CRAFT BREW ALLIANCE, INC.,
a Washington corporation

By:
Name:
Title:

EXHIBIT C

[Form of]
Permitted Acquisition Certificate

TO:        Bank of America, N.A., as the Lender

RE:
Amended and Restated Credit Agreement, dated as of November 30, 2015, by and among Craft Brew Alliance, Inc., a Washington corporation (the “Borrower”), the Guarantors and Bank of America, N.A., as the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:        [Date]

[Loan Party] intends to make an Acquisition of [______] (the “Target”). By this certificate (this “Certificate”), the undersigned Responsible Officer of the Borrower, hereby certifies that:

(a)    The Acquisition is an acquisition of a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Subsidiaries pursuant to the terms of the Credit Agreement.

(b)    No Default exists or would exist after giving effect to the Acquisition.

(c)    After giving effect to the Acquisition on a Pro Forma Basis, the Loan Parties are in compliance with each of the financial covenants set forth in Section 7.11 of the Credit Agreement (as demonstrated on Schedule A attached hereto).

(d)    The Loan Parties [have complied/shall comply] with Sections 6.13 and 6.14 of the Credit Agreement, to the extent required to do so thereby.

(e)    Attached hereto as Schedule B is a description of the material terms of the Acquisition (including a description of the business and the form of consideration).

(f)    Attached hereto as Schedule C are the [audited financial statements] [management-prepared financial statements] of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date.

(g)    Attached hereto as Schedule D are the Consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to the Acquisition).

(h)    The Target has earnings before interest, taxes, depreciation and amortization for the four fiscal quarter period prior to the acquisition date in an amount greater than $0.

(i)    The Acquisition is not a “hostile” acquisition and has been approved by the board of directors (or equivalent) and/or shareholders (or equivalents) of the applicable Loan Party and the Target.

(j)     After giving effect to the Acquisition and any Borrowings made in connection therewith, the aggregate principal amount of Revolving Loans available to be borrowed under Section 2.01(b) of the Credit Agreement is at least $5,000,000.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CRAFT BREW ALLIANCE, INC.,
a Washington corporation

By:
Name:
Title:

EXHIBIT D

[Form of]
Solvency Certificate

TO:        Bank of America, N.A., as Lender

RE:
Amended and Restated Credit Agreement, dated as of November 30, 2015, by and among Craft Brew Alliance, Inc., a Washington corporation (the [“Borrower”), the Guarantors and Bank of America, N.A., as the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:        [Date]

The undersigned Responsible Officer of the Borrower is familiar with the properties, businesses, assets and liabilities of the Loan Parties and is duly authorized to execute this certificate (this “Certificate”) on behalf of the Borrower and the other Loan Parties.

The undersigned hereby certifies as of the date hereof that [he/she] has made such investigation and inquiries as to the financial condition of the Loan Parties and their Subsidiaries as the undersigned deems necessary and prudent for the purpose of providing this Certificate. The undersigned acknowledges that the Lender is relying on the truth and accuracy of this Certificate in connection with the making of Credit Extensions and the other transactions contemplated under the Credit Agreement.

The undersigned hereby certifies as of the date hereof that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

BASED ON THE FOREGOING, the undersigned hereby certifies that, as of the date hereof, both before and after giving effect to the transactions contemplated by the Credit Agreement:

(a)    The fair value of the property of each Loan Party, individually and together with its Subsidiaries on a Consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Loan Party, individually and together with its Subsidiaries on a Consolidated basis.

(b)    The present fair salable value of the assets of each Loan Party, individually and together with its Subsidiaries on a Consolidated basis, is not less than the amount that will be required to pay the probable liability of such Loan Party, individually and together with its Subsidiaries on a Consolidated basis, on their debts as they become absolute and matured.

(c)    Each Loan Party, individually and together with its Subsidiaries on a Consolidated basis, does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s individual or consolidated ability to pay such debts and liabilities as they mature.

(d)    No Loan Party is engaged in business or a transaction, or is about to engage in business or a transaction, for which such Loan Party’s property would constitute an unreasonably small capital.

(e)    Each Loan Party, individually and together with its Subsidiaries on a Consolidated basis, is able to pay its individual and consolidated debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.

(f)    The amount of contingent liabilities at any time have been computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CRAFT BREW ALLIANCE, INC.,
a Washington corporation

By:
Name:
Title:

EXHIBIT E

[Form of]
Notice of Loan Prepayment

TO:        Bank of America, N.A., as the Lender

RE:
Amended and Restated Credit Agreement, dated as of November 30, 2015, by and among Craft Brew Alliance, Inc., a Washington corporation (the “Borrower”), the Guarantors and Bank of America, N.A., as the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:        [Date]

The Borrower hereby notifies the Lender that on _____________, pursuant to the terms of Section 2.04 of the Credit Agreement, the Borrower intends to prepay/repay the following Loans as more specifically set forth below:

Optional prepayment of [Revolving][the Term] Loan[s] in the following amount(s):

Eurodollar Rate Loans: $
Applicable Interest Period:

Base Rate Loans: $

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CRAFT BREW ALLIANCE, INC.,
a Washington corporation

By:
Name:
Title: